Exhibit 99.1

International Rectifier Acknowledges Receipt of Unsolicited Proposal From Vishay Intertechnology

EL SEGUNDO, Calif. —(BUSINESS WIRE)—August 15, 2008—International Rectifier Corporation (NYSE:IRF) announced that it has received today an unsolicited, non-binding proposal from Vishay Intertechnology, Inc to acquire all of the outstanding shares of International Rectifier for $21.22 per share in cash.  As noted by Vishay, its proposal is subject to due diligence and other customary terms and conditions.

International Rectifier said that its board of directors will evaluate the proposal in consultation with its financial and legal advisers, and make a determination in due course.  The Board urges shareholders to take no action until that determination has been made.

As part of its evaluation, the board will thoroughly review the prospects and potential of IR’s current strategic plan, including management’s recently disclosed turnaround strategy and the nature and terms of Vishay’s non-binding proposal.  The Company also noted that it has received today, correspondence from Vishay setting out certain claims against IR arising from the prior sale of an IR unit to Vishay as discussed more fully in the Company’s recent SEC filings as well as an additional claim for rescission of the prior transaction.   IR intends to vigorously dispute and defend these claims.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321